WidePoint Corporation
2008-Year End Conference Call
April 1, 2009

Operator: Good afternoon ladies and gentlemen, thank you for standing by. Welcome to the WidePoint Corporation 2008 Year End Conference Call. During today’s presentation all parties will be in a listen-only mode. Following the presentation conference will be open for questions. If you have a question please press the star followed by the one on your touchtone phone. Please press star, zero for operator assistance at any time. And for our participants using speaker equipment, it may be necessary to pick up your handset before making your selection.

        Now I'd like to turn the conference over to Mr. Frank Hawkins of Hawk Associates. Please go ahead.

Frank Hawkins: Thanks David. Good afternoon, this is Frank Hawkins, I'm the CEO of Hawk Associates, WidePoint’s IR firm. Welcome to the Fourth Quarter and Year End 2008 Conference Call.

        On the phone today are Steve Komar, Chief Executive Officer, Jim McCubbin, the Chief Financial Officer, and Executive Vice President Sales and Marketing, Ron Oxley.

        I would like to begin by reading the company's Safe-Harbor statement, and then we will hear from Steve, Jim and Ron before they take your questions. This afternoon’s discussion contains forward-looking statements that involve known and unknown risks, uncertainties, or other factors not under the company’s control. Those risks may cause actual results, performance or achievements of the company to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include but are not limited to those detailed in the company’s periodic filings with the Securities and Exchange Commission.

        And now here is Steve with his opening remarks.

Steve Komar: Thank you Frank. I’d like to say good afternoon to all the attendees on behalf of the WidePoint management team, and welcome you to our Fourth Quarter and Full Year 2008 Investor Call.

        During our last quarterly call, which occurred back in mid-November of 2008, we referred to the difficult financial and economic times that we were all experiencing, but advised you that the company was financially solid and well-positioned as a provider of niche products and services to its target government market sector. Although we did not forecast nor anticipate the serious and continuing economic decline that has occurred since November of 2008, I am pleased to report that WidePoint still experienced a robust fourth quarter, which we believe with appropriately cautious optimism is a trend that will continue into 2009 and beyond.

        The company’s fourth quarter revenues were up over 150% versus the prior year quarter, to a total of $10.2 million, with gross profits up almost 50% to $2 million, all of which resulted in fully diluted bottom line net income of over $400,000 for the quarter. From a full year perspective this result was not sufficient to offset quarterly losses earlier in the year. However, we do believe that it speaks well to our target of meaningful bottom line earnings in 2009.

        During 2008 we completed two acquisitions; iSYS LLC and Protexx Inc., which represented additional market penetration opportunities for us in the mobile telecommunications management sector and wireless internet security areas. Partly as a result, our 2008 full year revenues exceeded $35 million, versus $14 million for the prior year, and each of our three business segments recorded increased revenues, although iSYS was clearly the largest contributor.

        While we consciously continue to invest in sales and marketing resources and related capabilities to accelerate our growth opportunities, we are very committed and focused on delivering the key priority business opportunities on our short list for 2009. Also, we very carefully manage our expense base to minimize loss exposures and to optimize our overall operating cost environment. From a stability standpoint our balance sheet, cash generation, bank relationships and overall liquidity remain quite solid and are not an obstacle to our continued growth initiatives. Jim McCubbin will take you through some additional data and information in regard to this area.

        As we look forward further into 2009, we see continued strong growth in mobile telecomm managed services, the coming of age of many of the multi-year PKI based security and access programs in the government sector, and a resurgence of consulting services opportunities, at least partly tied to economic stimulus packages and programs. Ron Oxley will expand on a few of these market opportunities in his comments to the group.

        And with that I will turn this over to Ron for his ongoing comments. Ron?

Ron Oxley: Thank you Steve, good afternoon everyone. For sales and marketing if I could address two areas of concentration that we’re going to be focused on. The first area is, we’re going to stay focused on the key areas that made us successful in 2008, as to wireless and the identity management areas. For the wireless in 2008, we were one of three awardees of GSA’s government-wide contract, which is called the Federal Strategic Sourcing Initiative, I’ll call it FSSI, and it’s valued at $90 million.

        The first two competitions to come out we have won both of those competitions, one for the Center for Disease and Control, and the other one for the Customs and Border Protection Agency. There’s a pipeline of other agencies that are lining up that kind of amount to another 200,000 units of opportunity for us to chase. We continue to market and maintain a good relationship with our GSA sponsor who is pushing all the government agencies to use this contact.

        We’re also marketing to the large systems integrators and the carriers such as AT&T, Sprint, and Qwest. We’re growing our current contract base at the same time. Every renewal we have won, and we have also increased scope at the TSA and Washington Headquarter Service and the City of San Diego for our wireless business. We’re working with Congress also to kind of push federal agencies into accelerating their use of the FSSI contract.

        The next area of concentration that we’re focusing on is identity management. Although the rollout and the adoption of PKI has been very frustrating, policy and infrastructure is moving forward and interest is growing. We’re continuing our FiXs initiatives. FiXs is the Federation of Identity and Cross-Credentialing System, a not for profit organization. It’s currently the only DOD, non-DOD entity that’s delegated the authority to approve the issuance and credential to contractors and others requiring access to military installations and systems.

        As a member of FiXs, along with other members, which are contractors, commercial companies and industry associations doing business with the DOD, we are the only member thus far to receive certification and accreditation (and to be) issued a FiXs-approved credential. In a nutshell, the Department of Defense has given FiXs the authority to issue these credentials and we are the only one that has been approved within the body of FiXs to make that issuance. We’ve also completed and won a FiXs contract to host and maintain the back office capability for all credential transactions that will come through FiXs by its members and interface with the DOD.

        We continue to grow our contract base as a sub to Lockheed Martin on the TWIC Program. TWIC is the Transportation Worker’s Identity Credential. We have just surpassed a major milestone of issuing one million credentials. Lockheed is working with a customer on remaining and future issuances. The universe for that, and these are people getting access to our water ports and airports, is six million credentials. In addition to that, we’ve also provided certificates with a VPN, Virtual Private Network connection, to more than 150 fixed enrollment centers and 450 mobile centers that Lockheed has put in place.

        For our military base initiatives, the Proof of Concept has been approved and the pilot has been expanded to the entire DOD. We’ve also received additional increases from the Federal Elections Commission and the Federal Housing and Finance Agency, which has oversight now of Fannie Mae and Freddie Mac. Hopefully there’ll be more opportunities because of that. We’re using The Gartner Group also to find new channels to reach commercial and state and local customers, working with Congress, pressure the military bases to quickly adopt and implement current policy to strengthen identity credentials. Those are the two things we’ve been focused on, we’re growing them.

        We’re also trying to move to enhance our WidePoint capabilities in the forensic informatics area, the data in motion security area, and in our consulting services. We’re strengthening and growing our relationships with Northrop Grumman, Unisys, IBM, TFC, Computer Sciences Corporation and L-1 Identity, SI International and American Systems as well as the large, communication carriers I mentioned earlier.

        With that I’ll turn it back over to Steve.

Steve Komar: Thank you Ron, that was excellent, appreciate your comments.

        I would like to pass the baton over to Jim McCubbin to give us a little bit of assessment and analysis on our financial results and our outlooks. Jim?

Jim McCubbin: Hello everyone, thank you for joining our call today. We realize you do have other investment options and we want to tell you that we appreciate your sponsorship of WidePoint, and thank you for making this time for this call today.

        With that said, during my financial review I’m going to briefly discuss our overall financial performance in 2008, as well as take a look at each of our segments, and wrap up with some of our thoughts we have in regards to 2009.

        Revenues for 2008 were approximately $35.4 million compared with approximately $14 million for 2007. We recorded growth in all three of our primary operating segments, and we attributed most of this growth materially to our acquisition of iSYS in January of 2008.

        Our gross profit for the year also grew and was approximately $6.6 million, an increase of approximately $2.8 million over gross profit of approximately $3.8 million in 2007. SG&A for the year was also approximately $7.1 million compared to approximately $4.4 million in 2007. A loss from operations for the year was approximately $0.7 million or $700,000 compared to approximately $0.6 million or $600,000 in ‘07.

        In looking at these numbers though, I do want to bring everybody’s attention to the loss from operations that included approximately $1.6 million in non-cash expenses. These expenses were, you know, associated with amortization and depreciation for purchase accounting. They were also associated with stock options expense, all non-cash items. And kind of backing that $1.6 million out it gives a little bit better of a comparison on performance, in which case we actually have a pro forma gain from operations of approximately $0.9 million or $900,000 as compared to a pro forma gain of $0.1 million or $100,000 in 2007.

        This just gives you a better picture of what really happened from the operational performance of the business, while fully diluted including (inaudible) including non-cash expenses yes, it went from $0.6 million to $0.7 million on respective losses. On a pro forma basis adjusting out these non-cash items it really went from $0.1 million of a gain in ‘07 to $0.9 million of a gain, respectively in 2008. That should give you a little bit better feel for, you know, how we actually performed on a cash basis and not just a non-cash basis. But I’m bringing everybody’s attention to this from an operations perspective, and not to the bottom line, because this really profiles how we’re operating as a business entity, and how come we’re a growing concern and how we’re moving forward with what we’re doing. With that, you know, we are pleased with that demonstrated performance and that positive performance between ‘07 and ‘08.

        In looking at our interest expense in this last year it was $0.2 million compared to interest income of $0.1 million. We also had some deferred income taxes for the year of approximately $0.2 million compared to nothing in 2007. I was a little bit disturbed with this accounting charge that we were forced to take in 2008, because, it really waters down the financial performance to our bottom line in the fourth quarter and for the whole year on an expense that we will never have to pay. This deferred income tax revenue is associated with a difference between our tax books and our book books. And because of an accounting rule, they’re making us take this and place this charge on our books until such time that we’re profitable enough to extinguish that liability or expense. But nevertheless it is there but I wanted everybody to know that it’s there for a reason, that doesn’t make some of the best business sense, and it’s not a real expense. But even given this, you know, we did see our full year have a net loss of $1.1 million or $.02 per share compared to $0.5 million and $.01 per share in 2007.

        We also do want to point out though, on an adjusted EBITDA position, these losses quickly turn positive, as those non-cash charges of $1.6 million, plus this deferred tax liability, which makes it closer to $1.9 million, really reduces that loss that we’re seeing on the books, quickly on a cash basis to show a profit. We just wanted to make you aware of that so it doesn’t, appear as negative as it really did for the year because we believe we did much better, especially when we look at it from a cash basis.

        Also looking at the fourth quarter, we’re also pleased with how we left 2008. We saw revenues grow from when we entered the first quarter with approximately seven million, to grow to over 10 million in the fourth quarter. We also witnessed a loss in the first quarter of approximately $300,000 turn into a gain of approximately $300,000 in the fourth quarter. Again, the momentum and the financial momentum from first quarter to fourth quarter, you know, we just wanted to make sure all of you were aware of that positive event.

        Looking at our segments, and delving a little bit deeper I want to first talk about our Mobile Telecom Expense Management segment. This segment added approximately $21 million to the company’s total revenues in 2008. The MTEM segment recorded revenue growth of approximately 38% with revenues increasing $5.8 million from $15.2 million for 2007. I’m using the $15.2 million and the 2007 numbers because I think it draws an appropriate parallel because these numbers occurred prior to our acquisition and we can’t show it in our segment tables. We show our segment tables as zero, but that doesn’t give you a realistic look. You can’t go from zero to $21 million, because it’s just not real.

        What is real though, is we did see real growth, grow from $15 million to $21 million. In that, we’re extremely pleased with that, especially since this is just the beginning of what we’re doing to penetrate the federal segment sector in this area. You know, we won the FSSI contract as Ron discussed in the beginning of January 2008. During 2008, we saw the first two awards go to us. We also saw our contract base of approximately 40,000 units grow to approximately 65,000 units. We also saw all of our clients renew at 100% rate and we left 2008 with six government agencies or departments in heavy conversations or discussions with us on our services and capabilities, and those agencies just by themselves represent we believe somewhere between 150,000 and 200,000 units that we believe are going to be put under contract, between now and mid-summer.

        We also believe that we’re in a very strong position to compete competitively, if not for all, most of those units this year. And that’s without really penetrating the local or state government agencies in which case we’re just starting to look into that area, without really looking into the commercial area and without looking at the rest of the government segment in a whole, which we believe represents millions of units. The mobile telecom segment was a hit for us this last year. Each quarter we saw revenue growth grow quarter in and quarter out. Looking into 2009 we see this happening further as we expand our customer base and we win these awards.

        Now, like anything, government spending is seasonal and has some changes where it goes up and down from the first quarter to the second quarter to the third quarter to the fourth quarter, mostly to do with their procurement cycle. While we may not see a huge gain in the first quarter, we do tend to see awards in the second quarter, and a lot of that revenue starts coming on line in the third and fourth. We pretty much anticipate something like that happening again this year, pretty much like we recognized it in 2007 and prior years. With that we feel very good about this mobile TEM segments.

        Now looking at our PKI credentialing and managed service segment, we saw revenue growth of approximately 5% this past year, increasing from basically $200,000 from $3.6 million to approximately $3.8 million. A lot of this hold up, as Ron already addressed, had to do with policy issues, had to do with moving things from a pilot phase into more of a fully adopted phase. There were some things that hung us up, and didn’t just hang us up as a company, but hung our partners up as well as the entire segment.

        What we have done is focus a lot on infrastructure, a lot on support in 2008, and we entered into 2009 with a lot of those policy issues taken care of. We’re also seeing a lot of advanced movement with the TWIC program, which we’re very pleased with which, in many ways is ahead of everybody else.

        Our DOD base access program is just now coming online with the FiXs card, as Ron already mentioned. And we’re also seeing some endeavors develop in many other programs that are following suit. Given that, while we’ve all been disappointed with PKI in 2008, in 2009 we do believe that we’re getting some of the things out of the way that we need to for some meaningful growth in this area. Does it happen in the first quarter? I’m not sure, but in 2009, we really are anticipating some major improvements and not just this flat line growth. With that, of course time will tell, but we’re feeling very good about it at this time.

        Looking at our consulting services segment, we also experience slight revenue growth to $10.7 million from $10.6 million. This had a lot to do with government consulting business that did expand, and part of that was iSYS’s consulting business that came online, but it was also slightly offset by the WidePoint consulting business in the commercial segment having a bit of a fall off because of the economic environment. There wasn’t a whole lot we could do about that except make sure that we rationalized the business from a P&L perspective, and managed it appropriate to the marketplace. We have done that and we do believe we’re going to see that market space recover as the economy recovers, but we also did not put the company in a position where we have a lot of risk at this time. That’s where we really are with the consulting services segment.

        In looking towards 2009, there’s every reason to believe that we should continue to see improvements from our operations, both as our segments further evolve along the product life cycle, as well as some of these programs take flight. Now, looking forward to 2009 there are challenges, but there are also tremendous opportunities. Given our management and how we approach both of these, we feel we have the financial wherewithal to be positioned to take advantage of it.

With that, Steve?

Steve Komar: Thank you Jim, great, appreciate that. Thank you both Ron and Jim for your comments.

        I think before opening the call to questions and answers, I’d like to take a moment and just summarize the key points that we’re trying to communicate, hopefully effectively, to you today. Number one, the company is financially stable, with adequate liquidity to meet its growth needs. Number two we’re expecting strong growth in the mobile telecom arena in terms of revenue growth. Number three we’re expecting a “break-out” year in the PKI identity assurance marketplace.

        Number four, which we didn’t really talk about too much but, I think is worthy of a footnote, is that the bulk of our new business revenue opportunities consist of what I call attractive multi-year annuity revenue streams. And number five, your management team and this company is committed to meaningful bottom line profitability in 2009. Hopefully some of that message has gotten across.

        With that, I’ll ask our facilitator David, to open the lines for any questions or comments that you may have.

Operator: Thank you sir. We will now begin the question and answer session. As a reminder if you have a question please press the star followed by the one on your touchtone phone. If you would like to withdraw your question press the star followed by the two, and if you’re using speaker equipment you will need to lift the handset before making your selection. One moment please.

        And our first question comes from the line of Sam Donaldson as a private investor. Please go ahead.

Sam Donaldson: Well I want to congratulate all of you, Steve and Jim and Ron and everybody else. This glass is filling up, quite clearly. When we had our last conference I asked whether, you could characterize the fourth quarter, and the answer was Steve that, it was strong and trending, and Jim, that risk had leveled off. And that clearly is what has happened.

        I have a question not having to do with this coming year. You’ve characterized how you see the growth there. But it, I hope you don’t think this is frivolous but, when companies that have been struggling start doing well, of course other larger companies say, “Well maybe we can acquire them. This would be a good deal.” And I would like to hear your views as WidePoint begins to break out, whether you think that you might put the company up for sale, let’s say if someone offers $2.00, $3.00 we can pick a number, because I’m going to tell you from my standpoint, I hope the answer is no. But please.

Steve Komar: Well hi Sam, thank you, always appreciate hearing from you, and I know I speak for all of us here.

        You know, that is a hard question to answer because there are, there are a lot of different agendas if you will. But I go back to the simple basic, which is that we, we had said from the very beginning when we launched our little effort here, that it was our goal and our intent to build a quality entrepreneurial organization of significant size that could stand alone as an operating entity that would be a very attractive investment to investors and to others. That is still our goal and our intent and we don’t think that we are anywhere near, what we would believe, fruition if you will, or fruitful return for our efforts. And we do see that just down the road.

        The other side of that equation is, if somebody does offer an outlandish amount, or what we would consider an outlandish amount, we would in all good faith for everybody have to consider that. However that is clearly not our desire or intent or our goal at this time, and frankly I’ll let the other guys speak on this topic as well if they like. Okay I’m getting nothing back….

Sam Donaldson: Well I just wanted to say I appreciate the answer and obviously the word “outlandish,” we would all lick our lips, no matter what the definition — if we have a definition of that. But just the steady growth and the break out possibilities that you all see down the road that may very well be there, suggests that investors who have stayed the course with you, may very well profit handsomely. Again let’s not define the word handsomely. And as one who has stayed with you quite a long time, Jim you know this, and Steve, I’d just as soon stay with you, a while longer, if it’s going to really pay off.

Jim McCubbin: Thanks, Sam all we can do is, say thank you for the support you’ve had with us for a long time. We’ve been working so hard, and just not us but everybody that works at WidePoint at making this successful. You know, we still have challenges ahead of us but, we really are getting closer to realizing the market opportunities that these programs offer. We would certainly like to relish in getting there, before anything happens.

Sam Donaldson: Okay. Thanks very much gentlemen, and again congratulations and thank you.

Steve Komar: Thank you Sam, appreciate it.

Operator: Thank you sir. And our next question comes from the line of David Jordon with Axiom Capital Management. Please go ahead.

David Jordon: Hello gentlemen it’s a great call and a great year. I just want to refer, Mr. Donaldson to the fact that the stock was $3.00 in 2006 so if we get up to where we were that would be terrific.

        I have a question in terms of the iSYS business whether the revenue was $24 million and $21 million, unimportant to me now because I’m looking as we talk at the income statement. And I was wondering just for my own benefit of my little brain, if on iSYS’s revenues, you, whatever operating income there was if, what part of the sales and marketing and the G&A which added up to about $7 million, if it were a stand alone company, what part of that $7 million of SG&A would be assigned to iSYS. Just to try and give me — and incidentally, in 2008 everybody did deals but, you’ve got to get a Golden Award for doing, for buying iSYS the way you did and continuing, to let it develop and grow and the outlook is even more than the past. It’s one of the great merits of all time. I think it’s just a fabulous thing but that’s what I’d like to know.

Jim McCubbin: David this is Jim. The team at iSYS we’re thrilled with. And, we can’t say enough about it and, again, we agree with you that it’s been a wonderful opportunity for us to team with them.

        Two, as it goes to your SG&A number, the difference in SG&A growth was materially made up of the SG&A that was brought over by iSYS, as well as some stock compensation expense that was awarded in early 2008, which represented around $400,000 of that stock compensation expense. And that was just because of a push up in stock compensation expense because of the vetting of those options to those key people at iSYS. We want to make sure that we keep part of our family and we want to make sure we make them as happy as possible.

David Jordon: Was the operating income of the segment for iSYS after the SG&A?

Jim McCubbin: The operating, you mean on the segment report, in the 10-K for the mobile TEMs?

David Jordon: Yeah.

Jim McCubbin: For 2008 the Mobile TEM segment on, approximately $21 million in revenue, generated, approximately 1.4 million.

David Jordon: Was that before SG&A?

Jim McCubbin: That was in operational income. G&A is in that number.

David Jordon: It’s in that number.

Jim McCubbin: SG&A.

David Jordon: Theoretically if it were a stand-alone company, it would show, what did you say, 1.4 million? I’m sorry I forgot what you said.

Jim McCubbin: If the Mobile TEM segment at iSYS stood by itself, it would show, not counting non-cash charges and taxes, approximately $1.4 million.

David Jordon: Well, I think you’re doing so great in every area, I tell you it’s just terrific to be on board right now as the ship leaves the port. Just terrific. Thank you very much.

Operator: Thank you sir. And once again ladies and gentlemen if there are any additional questions please press the star followed by the one at this time. As a reminder if you’re using speaker equipment you’ll need to lift the handset before making your selection.

        And our next question comes from the line of John Seebald as a private investor. Please go ahead.

John Seebald: Hello. I want to also offer my congratulations to the company for their financial and operating report.

        I have been an investor going back before Y2K so, I’ve been hanging around for a long time but, what crossed my mind, I think you had some sort of a statement that, a PR release earlier in the year relative to the political, climate and that you thought it would be favorable, favorable for, WidePoint. Do you have any comments on that issue?

Steve Komar: Candidly, I don’t recall, I don’t recall the press release statement, but I’ll take a little bit of a gamble here and say that sometimes we feel that matters such as administration change and other transitions can cause, negative events for us or some kind of slow down. Our perception today is that, the political transition process has moved through extremely smoothly, that in fact the new administration is pushing seriously several of the initiatives that are dead on into our target sector. And we really believe that this will translate into an excellent opportunity for us as 2009 progresses. I hope that answers your question.

John Seebald: It does and, I do thank you for that.

Steve Komar: You’re very welcome John, thank you.

Operator: Thank you sir. And our next question comes from the line of Steve Mazur with Mazur Capital. Please go ahead.

Steve Mazur: Gentlemen, an observation with a question followed. I noticed basically that looking at your company on a quarterly basis I’d noticed that your corporate overhead has been pretty much static or flat for the last four quarters. I’ve also noticed that basically in light of the fact that your MTEMs business increased by $2 million from first quarter to fourth quarter, about 45%.

        And then I saw in your K that basically consulting and PKI are at least break even. Assuming that is all correct, and the MTEMs is a annuity business with 100% renewal, we had more contracts pending, is it a safe assumption, to say that every quarter going here on forward should be profitable, and not only that but of course EBITDA positive but also profitable? You know, maybe with, you know, the only adjustment out there might be your tax situation here.

Steve Komar: I would just make one comment to that Steve, and by the way hi. We are not confident enough to agree with a statement that would say that every quarter is going to be profitable in the near term. However, I will defer to Jim on that and see what his thoughts are.

        We are kind of looking at 2009 as a year given that there is some government seasonality from quarter to quarter, but clearly our goal is consistent with what you’re talking about, but our level of confidence is much higher that 2009 will in fact be solidly profitable. That’s the management comment but I will defer to the financial comment on that one.

Jim McCubbin: Hi Steve, thanks for calling in.

Steve Mazur: Hey Jimmy.

Jim McCubbin: One, again we tend to look at all of ‘09, and on a comparison basis, our goal, our view is the first quarter of this year will be greater than the first quarter of last year. We are going to have some seasonality. Our goal is to make sure that we’re EBITDA positive, quarter in quarter out.

        As it goes to profitability, we can’t control some changes and fluctuations between one quarter and another quarter, because we’re subcontractors in some of these programs. We could have some timing differences. Quite possibly it could be correct and quite possibly we could have some slippage from one quarter to another, so that year overall, that’s where we have a higher level of comfort.

Steve Mazur: And your comfort with year overall is that, and what’s your comfort with year overall?

Jim McCubbin: That we will be profitable.

Steve Mazur: Okay, great.

Jim McCubbin: We can compare year-to-year, quarter-to-quarter. We’re just not quite in the position because we’re not in control of our Revenue timing.

Steve Mazur: I mean I just see your corporate overhead being pretty static, you know, and it looks like MTEMs could continue growing at, you know, let’s say a million a quarter or something like that. And there’s a high contribution margin for that business again.

Jim McCubbin: But no that may not be the truth either. It has grown quarter in quarter out, but you have slower growth, usually quarter in quarter out, first quarter second quarter, just because you’re waiting for contract awards.

Steve Mazur: Got you.

Jim McCubbin: Okay because the government doesn’t really, issue a lot of contracts in the first quarter. They’re putting their budgets together and doing things like that, that’s the only reason there’s some seasonality.

        And, we just, we’re really trying to be conservative Steve, and not, you know, do anything that’s going to mislead anyone. We feel very comfortable for the year. Okay quarter on quarter, who knows? It could happen. I just would rather just, not bet anything on it yet. Just because first quarter tends to be weak.

Steve Mazur: Hey Jimmy when’s the related-party note due?

Jim McCubbin: The related-party note was due March 31st and the related-party note was paid.

Steve Mazur: Okay got you, okay.

Jim McCubbin: We did reduce our debt. That’s a subsequent event, you’ll see that in the first quarter.

Steve Mazur: Okay, great. Okay, thanks a lot guys.

Jim McCubbin: Thanks Steve.

Steve Komar: Thank you Steve.

Operator: Thank you sir. And our next question comes from the line of Alan Cohen with Special K Capital. Please go ahead.

Alan Cohen: Hi guys. I guess I should congratulate you because everybody else has so I feel compelled to.

        I’ve got a couple of questions. In the beginning of the call you referenced a contract, valued at $90 million, I think Steve did that.

Steve Komar: That would be the FSSI account.

Alan Cohen: Yeah, right. Can you define what this means to WidePoint and over what period of time?

Ron Oxley: I can address it but...

Steve Komar: You want a second?

Jim McCubbin: Yeah hey, how you doing? It’s Jim. The FSSI contract, we call it “fizzy” because it’s easier than saying, Federal Strategic Sourcing Initiative, contract vehicle. The FSSI contract vehicle was awarded last year by the General Services Administration. This is an indefinite IDIQ contract. It’s a contract vehicle that allows the federal agencies to procure straight to us without going through competitive bidding.

Alan Cohen: I understand the nature of that.

Jim McCubbin: It has a ceiling of $93 million, and that ceiling can be expanded. That was the GSA’s, initial estimate of the value.

David Jordon: When was that contract put in place, with the GSA?

Jim McCubbin: That contract was awarded and put into place and we won the first two contracts against that contract vehicle, last year. We are also now looking at additional awards with a number of federal agencies and departments presently, in which case we’re in advanced discussions with those agencies and departments already.

Alan Cohen: Okay. There’s no way to, gauge what that would mean in ‘09 or going forward.

Jim McCubbin: Well you’ll see it as contract awards.

Alan Cohen: No I understand but yeah, you said, you don’t control how much they award over a given period of time.

Jim McCubbin: Well no. And you know those, the IDIQ contract awards can also be expanded in size.

Alan Cohen: Yes.

David Jordon: All right. Are you guys giving any ideas as to ‘09 revenue?

Jim McCubbin: Well we hope it to be greater than ‘08.

David Jordon: Okay.

Jim McCubbin: But we’re not giving guidance at this point.

David Jordon: Okay. Any comments on the first quarter numbers preliminarily?

Jim McCubbin: The first quarter we’re hoping to be stronger than our first quarter comparatives of last year. We do anticipate them being a little weaker than the fourth quarter, because the fourth quarter tends to also be a seasonally strong performance period.

David Jordon: Is your stronger quarter, yeah.

Jim McCubbin: Correct, both the third and fourth strong quarters. What we are doing is we've budgeted around a slightly weaker quarter, that is, you know, has positive EBITDA at the minimum.

David Jordon: Well that’s great. And my last question I guess refers to that but, Steve used the term twice, meaningful bottom line income.

Steve Komar: That’s correct I did.

David Jordon: Okay. Can you define, what, you know, you would, I’m not asking for a number because I understand you're not giving guidance, but what does meaningful mean?

Steve Komar: Well David, I really wish I could be specific with you but I can’t. And, you know, we've said we're not going to give guidance on these things.

David Jordon: No I understand that but I’m just, you know, is meaningful, a number that’s higher than last year?

Steve Komar: Meaningful is a number that is substantially higher than last year.

David Jordon: Okay great. Looking forward to ‘09.

Steve Komar: Thanks David, appreciate it.

Operator: Thank you sir. And our next question comes from the line of Tim Ewing with Ewing and Partners. Please go ahead.

Tim Ewing: Yes. Hello Steve and Jim and Ron.

Ron Oxley: Hi Tim.

Tim Ewing: Okay. This begins, you know, with a bit of a comment and I’m happy to hear your comments. First thing I’m very appreciative of the bottom line, closer to economic earnings, which were positive in the fourth quarter. And, my comments relate to that as well as the long-term bottom line earnings, with respect to the options programs that the company has, the current one that’s under way. I see that the outstanding options total, that have already been issued are equal, almost 15% of your common stock outstanding and it’s fully paid for.

        And if we include what is remaining for future award, it’s equal to 22.6% of the outstanding common stock, which I would regard as an unusually large percentage for our company, for any company and certainly, you know, a company with this history. And of course there’s a cost to that that’s always been there economically but now as companies have to record and it was, you know, had a material impact on your recent, year’s numbers which would have been closer to break even, had you not had, $600,000 roughly in, options expense for the year.

        I guess my comment is, you did obtain a recent approval of the increase and some of them have already been awarded, of this 2008 stock incentive plan, but it was not an overwhelming endorsement given that, really those that did not vote for it but rather withheld, or abstained or voted against it, were 2.6 to 1 against the votes that approved it.

        My comment is, that as an investor and one that’s helped fund the company and remain loyal to it for a number of years, I would like to see when the remainder of these options are awarded, that they’re awarded at strikes substantially higher, that the level of the stock price now which is very depressed even though it’s had a little bit of resilience recently. And with, you know, a term of no greater than seven years, so that you continue to award options that’s done in a way that does not increase very materially the economic expense to the company because at the end of the day it is, it is a true economic expense and accounting expense. And, while it’s not a cash flow expense it is what’s going to affect our ultimate value. I’d be happy to hear, you’re all directors, what your thoughts are on the options plan, the size of it and the remaining, awards and your plans for that.

Steve Komar: Well Tim, that’s a pretty intuitive analysis number one and I don’t disagree with any of it. I will just say as a general comment that we’re being, today extremely niggardly about doing anything in the way of substantial option awards at this time. And, we are not unfeeling of the pain to our bottom line, as you’ve mentioned in regard to the stock option expense.

        There is the factor obviously of motivating staff and we have to balance that as well, but we’re not unaware of the impact and the perceived business and bottom line deterioration and dilution per se, so we’re working very carefully with that. What I’d really like to do is ask Jim to share some of his thoughts and comments with you on this as well.

Jim McCubbin: Just as an FYI for point of clarification, the 2008 plan that just was awarded, all that really did is replace, the 1997 plan. We didn’t expand the options at all, we just basically swapped out one plan for the other.

Tim Ewing: Which is fine but I’m dealing with the total amount outstanding and available.

Jim McCubbin: Right, Well I just know that.

Tim Ewing: The numbers that I’m reading take that into account.

Jim McCubbin: It’s just a point of clarification.

        Also, last year the options that were issued, were almost all attributable to, key individuals at iSYS, and most of the charges we saw were associated with that. I feel that that was a very important thing that we did to reward and incentivize those people at iSYS, because I believe they’re a key to our future.

        And then three, we really haven’t been issuing, or coming up with any reasons to expand the options that are in place without a meaningful reason or purpose, in which case there is a return for us as shareholders as well. I think we’re in tune with your feelings.

Tim Ewing: Well thank you very much. Yeah my concern mainly is with not what’s been done. I understand the things that you mentioned and appreciate them but, you know, with the remainder, and, because it, in general it is an enormous plan in relation, to the paid for common stock that’s outstanding. And I just, you know, and there are ways to make stock awards in the future, that are less of a gift, and more of a true incentive by placing the strike price higher than the market, significantly higher, and shortening the time the expiration. And I hope these are things that the board will consider but I, but I am delighted that, also in Steve’s comments that you’re, being cautious with the award of stock that’s remaining in the plan. And I hope you continue to be so and, at the time you do award them do it on a basis that’s, that’s logical for the shareholders. Thank you.

Steve Komar: Thank you Tim.

Operator: Thank you sir. And once again ladies and gentlemen if you would like to ask a question at this time please press the star followed by the one. And as a reminder if you’re using speaker equipment you’ll need to lift the handset before making your selection.

        And our next question is a follow up from the line of David Jordon with Axiom Capital Management. Please go ahead sir.

David Jordon: Yeah I was wondering if, the payment that went to, I guess Mr. Kang from iSYS, the $2 million that was to him.

Steve Komar: That’s correct.

David Jordon: And, a year ago he would have if he took stock he would have been a lot under water. Now that he’s getting all this cash and the stock is, half the price it was, at least half the price it was a year ago if he’s going to take a, a significant part of that money and buy the stock in the open market to, to make another killing.

Steve Komar: Well, David I don’t know that I can comment on that. I think that’s a topic for Mr. Kang, who I’m sure will act quite independently on that matter, which is a personal financial issue.

        I would point out that he did take a substantial amount of stock a year ago too at a market price higher than today, substantially. I’m not sure about killings, but I do think that he is an invested senior manager in our company, and we’re looking forward to a long and fruitful relationship with him.

David Jordon: Okay, thank you very much.

Operator: Thank you sir. And our next question comes from the line of Laurence Ugell with Wachovia Securities. Please go ahead.

Laurence Ugell: Hi. I’d like to just ask you if you could elaborate a little bit more on your pipeline. And, you know, and another comment is have you seen any change in the patterns since the administration has changed?

Steve Komar: Hm, okay that’s a good one. I think in terms of changing patterns since the administration change, I would just say that, my earlier comment was that we’ve seen positive signs, but I don’t know that there’s enough experience and track record out there for us to, to make an effective statement about that. I think time will have to tell on that.

        On pipelines, I don’t know, does anybody want to comment. I’m trying to figure out, how we can help you with that.

Jim McCubbin: We budget things a little differently.

Laurence Ugell: Especially on the wireless business and...

Jim McCubbin: Are you talking about backlog, pipeline, bookings?

Laurence Ugell: Yes. I mean well, the backlog and, the potential backlog.

Jim McCubbin: On all of the segments right now we’re living off of our backlog from last year, and a lot of that’s going through renewals right now, so we are seeing a number of positive events. It looks like there’s going to be a lot of renewals of contracts or current contracts.

        Number two, we are starting to see a lot of contract activity, future contract activity. Our pipeline of opportunities has dramatically grown, both with PKI and with Mobile TEMs.

Laurence Ugell: Yes. I guess it’s much harder to, you know, sort of pinpoint the PKI, of the business. Could you describe more, a little, go into a little more detail on the, wireless and mobile area?

Jim McCubbin: PKI is difficult because it’s spread over many different places, and some of it’s not contract vehicle driven specifically.

        On the mobile telecom segment, we continue to see backlog and potential backlog grow. We were looking at this time last year greater than $90 million in backlog opportunity. And, we’ve been drawing that backlog down as we’ve been producing revenue, but the backlog that we’re bidding on to replace it is either equal to or greater than that because of the expansion in revenues. Is that what you’re talking about?

Laurence Ugell: Yes. And then also, the renewals, right are, have you lost any? Have you seen any people that don’t renew?

Jim McCubbin: Right now on the mobile TEM side, we have been very fortunate, as you probably are aware, we actually save these agencies and departments money.

Laurence Ugell: Right.

Jim McCubbin: We have seen to date 100% renewal across the board, and we’ve seen expansion as we’ve penetrated into these various agencies and departments. As they’ve handed them off, handed themselves off to other, you know, groups within the agencies and departments that’s where the growth has been coming from. We’ve been adding a couple of agencies, we’ve been expanding our agencies and our relationships with those agencies.

Laurence Ugell: Yes. And within those agencies are, there is growth internally also.

Jim McCubbin: We have, that’s what we’ve been witnessing over the past year.

Laurence Ugell: Okay. Thank you.

Steve Komar: All right, thank you.

Operator: Thank you sir. And I have no further questions in the queue. I’d like to turn the call back over to management for any closing remarks.

Steve Komar: Thank you David, and thank you all for participating in our call and we appreciate the questions and hopefully we gave you halfway decent answers.

        I think in closing I would just say that, the management team here believes that it has accomplished another threshold if you will, call it profitability during the fourth quarter. And we believe we’re really well positioned to grow this company and generate significant earnings, and return on investment for all our shareholders. In the interim we do truly appreciate your patience, commitment and support, as we work to realize these corporate goals. Again thank you very much, and we wish you all a pleasant evening.

Operator: And ladies and gentlemen this concludes the WidePoint Corporation 2008 Year End Conference Call. We thank you for your participation and you may now disconnect.